EXHIBIT 4(9)

CONSENT TO AMEND and REPLACE AGREEMENTS

          This Consent to Amend and Replace Agreements, dated March 12, 2008, is given by a Purchaser under the Fourth Amended Note and Warrant Purchase Agreement (the “Current Agreement”) as by and among the Purchasers, Integral Vision, Inc., a Michigan corporation, (the “Company”) and J. M. Warren Law Offices, P.C., as Agent.

Factual Statements

A.

The undersigned is a party to the Current Agreement as modified November 10, 2006, August 13, 2007, October 10, 2007, and January18, 2008 (said January 18th modification only increased the limit of authorized notes outstanding from the October 10th modification of $3.5 Million to $3.7 million) dated effective as of the date of execution by such Purchasers, for the purchase of the Notes and Warrants of the Company.

B.

The parties wish to adopt a Fifth Amended and Restated Note and Warrant Purchase Agreement (“Fifth Amended Agreement”) which amends and completely replaces the Current Agreement, including modifications thereto. The parties also wish to amend to the Collateral Assignment of Proprietary Rights and Security Agreement dated as of March 29, 2001 (“Collateral Assignment”).

C.

The parties agree that this amendment will not be effective until it is agreed to in writing by the Company, the Agent, and 95% of all of the Purchasers currently holding Notes outstanding under the Current Agreement. The parties acknowledge that they have received a copy of the Fifth Amended Agreement together with a copy of the Collateral Assignment as amended March 5, 2008 and a copy of the separate Security Agreement as amended March 6, 2008 (said Security Agreement only applies to Class 2 Note Purchasers– providing such Class 2 Note Purchasers additional collateral.) [With Purchaser, Purchasers, Notes, Class 2 Note, Class 3 Notes and Warrants being defined in the Current Agreement.]

Agreement

1.	Acceptance of Amended and Restated Agreement and Collateral Assignment. The undersigned agrees to accept the Fifth Amended Agreement and the Collateral Assignment as amended March 5, 2008.

2.

Voluntary and Informed Execution. THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY WERE KNOWINGLY AND VOLUNTARILY MADE.

This Consent to Amend and Replace Agreements is signed effective March 12, 2008.

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